Exhibit 10.4

NONSTATUTORY STOCK OPTION AGREEMENT

This NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”), dated [            , 2015] (the “Date of Grant”)1, is between The J. M. Smucker Company, an Ohio corporation (the “Company”), and David J. West (the “Optionee”). The award hereunder is granted pursuant to the terms of the Company’s 2010 Equity and Incentive Compensation Plan (the “Plan”). Capitalized terms used herein but not defined will have the respective meanings set forth in the Plan.

1. Option.

(a) Grant of Option. As contemplated by the Employment Agreement, dated as of February 3, 2015, between the Company and the Optionee (the “Employment Agreement”), the Company hereby grants to the Optionee, as of the Date of Grant, the right and option (this “Option”) to purchase 125,000 Common Shares, at a price per Common Share of [$        ] (the “Exercise Price”).2 This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Code.

(b) Vesting. Subject to the terms of this Agreement, this Option will vest and become exercisable in three installments subject to the Optionee’s Continuous Service (as hereinafter defined) and the achievement of Management Objectives determined by the Board and set forth on Appendix A hereto. Provided that the applicable Management Objectives are satisfied, 41,667 of the Common Shares subject to this Option will vest on [            , 2016]3, 41,667 of the Common Shares subject to this Option will vest on [            , 2017],4 and 41,666 of the Common Shares subject to this Option will vest on [            , 2018]5, subject to the Optionee’s Continuous Service (including service as an employee or as a director) on each of these dates (each such date, the “Applicable Vesting Date”), other than as specifically stated herein. Notwithstanding the foregoing, with respect to the Common Shares subject to this Option which do not vest due to the non-achievement of the applicable Management Objectives on the Applicable Vesting Date, such Common Shares will be eligible to vest in the event the applicable Management Objectives and Continuous Service requirements are satisfied with respect to the next Applicable Vesting Date.

(c) Termination of Continuous Service. If the Optionee’s continuous service with the Company (“Continuous Service”) terminates for any reason, this Option, to the extent not then vested, will immediately terminate without consideration. Notwithstanding anything herein to the contrary, if the Optionee’s Continuous Service is terminated by the Company without “Cause” or by the Optionee for “Good Reason” (each of Cause and Good Reason, as defined in the Employment Agreement), then, subject to the Optionee’s execution and non-revocation of the Release (as defined in the Employment Agreement) and the Optionee’s material compliance with Sections 1(c), 7 and 8 of the Employment Agreement, the Optionee will be treated as having provided Continuous Service for an additional year following such

[1]	Per the Employment Agreement, this grant has to be made within 30 calendar days of the Closing.
[2]	NTD: Insert Market Value per Share on the Date of Grant.
[3]	NTD: Insert 1st anniversary of the Closing.
[4]	NTD: Insert 2nd anniversary of the Closing.
[5]	NTD: Insert 3rd anniversary of the Closing.

termination for purposes of satisfying the service requirements of Section 1(b) hereof; for the avoidance of doubt, this Option will still be subject to the achievement of the applicable Management Objectives. In addition, if the Optionee’s Continuous Service is terminated by the Company for Cause, then the Optionee will immediately forfeit all of this Option, whether vested or unvested.

2. Term. This Option will terminate on [            , 2025]6 (the “Option Expiration Date”); provided that if:

(a) the Optionee’s Continuous Service is terminated for any reason other than for Cause, then the Optionee (or his beneficiary, in the case of death) may exercise the vested portion of this Option in full until the third anniversary of such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date; and

(b) the Optionee’s Continuous Service is terminated by the Company for Cause, then this Option will be cancelled upon the date of such termination.

3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in cash or in any other form of legal consideration that may be acceptable to the Board in accordance with the terms of the Plan.

4. Adjustments. This Option will be subject to the adjustment provisions of Section 12 of the Plan.

5. Tax Withholding. Delivery of the Common Shares purchased upon exercise of this Option will be reduced by the amount equal to the applicable federal, state and local income taxes and other amounts required to be withheld (the “Withholding Taxes”) in connection with such exercise. Subject to the limitations of applicable law, the Company will have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, the minimum statutory amount to satisfy the Withholding Taxes with respect to any taxable event arising as a result of this Agreement. The Optionee is advised to consult with the Optionee’s own tax advisors regarding the exercise of this Option and holding of the Common Shares.

6. Rights of the Optionee. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option will confer upon the Optionee any right to, or guarantee of, continued employment by or service with the Company, or in any way limit the right of the Company to terminate the Continuous Service of the Optionee at any time, subject to the terms of the Employment Agreement or any other written employment or similar agreement between or among the Company and the Optionee.

7. Transfer Restrictions. This Option will be subject to the provisions of Section 16 of the Plan relating to the prohibition on the assignment or transfer of the rights granted hereunder.

[6]	NTD: Insert 10 years from the Date of Grant.

8. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has been advised to consult his personal legal and tax advisors in connection with this Agreement and this Option.

9. Construction. This Option is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Optionee hereby acknowledges that a copy of the Plan has been delivered to the Optionee and accepts this Option subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations will be final, conclusive and binding upon the Optionee.

10. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the choice of law principles thereof.

11. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

12. Notices. All notices and other communications hereunder will be made in accordance with the procedures under Section 11 of the Employment Agreement.

13. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

THE J. M. SMUCKER COMPANY

By:
Name:
Title:

OPTIONEE

By:
DAVID J. WEST

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